Exhibit 99.1
NEWS RELEASE

UROPLASTY REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2009
RESULTS
—
—Macroplastique® FY 2009 U.S. Sales Up 191%
Total Net Sales in Line with Previous Guidance
— Conference Call to be Held Today at 3:30 pm Central Time —
MINNEAPOLIS, MN, June 4, 2009 — Uroplasty, Inc. (AMEX: UPI), a medical device company that develops, manufactures and markets innovative proprietary products to treat voiding dysfunctions, today reported financial results for the fourth quarter and full year ended March 31, 2009. Net sales of $2.9 million in the fourth fiscal quarter and $14.7 million for the fiscal year were in line with management’s previous guidance.
“Our fourth quarter and full year results reflect the challenging environment for our Urgent PC® system due to insurance reimbursement uncertainties in the U.S. market,” said David Kaysen, President and CEO. “While we experienced a significant decline in our fourth quarter net sales, as compared to last year, and expect our operating environment for Urgent PC sales in the U.S. to remain difficult during fiscal 2010, we are beginning to see signs that reinforce our optimism about our long-term future. For example, in April at the American Urology Association Annual Meeting we generated a large number of high-quality leads. At the same time, several doctors who were previous Urgent PC customers told us they were slowly taking steps to rebuild their Urgent PC business. Additionally, we’ve learned Aetna recently renewed coverage of Urgent PC procedures. Finally, results for the first two months of the new fiscal year suggest Urgent PC sales in certain geographies here in the U.S. may be stabilizing.
“A major part of our strategy to expand and support third-party reimbursement coverage of Urgent PC treatment is the SUmiT clinical study, which we announced in October 2008,” added Mr. Kaysen. “The study is designed to directly compare the effectiveness of Urgent PC treatment to non-active treatment with the 219 enrolled subjects close to completing their final assessments. The study is evaluating reductions in urinary urgency, urge incontinence and frequency of urinary voids, as well as patient quality of life measures. This study, expected to be completed by early summer of 2009, is being conducted at 23 urology and urogynecology centers across the United States.”
“We continue to be encouraged by Macroplastique’s momentum in the U.S., and the recent Ghoniem et al. publication reporting on its efficacy compared to collagen in the January 2009 issue of the Journal of Urology,” added Mr. Kaysen. “Our U.S. Macroplastique sales grew by 191%, as compared to fiscal 2008. In the U.S., we continue to execute our sales and marketing strategy that highlights the clinical and competitive advantages of Macroplastique and we are pleased to report that Aetna has recently initiated coverage for Macroplastique procedures. While our European momentum with Macroplastique was tested by competitive activities and the strengthening of the U.S. dollar against the Euro and the

British pound, overall we are optimistic the Macroplastique product line will continue to generate growth,” said Mr. Kaysen.
Fiscal Fourth Quarter and Full Year Results for the Periods Ended March 31, 2009
Net sales for the three months ended March 31, 2009 were $2.9 million versus $4.1 million for the same period a year ago. Net sales for the year ended March 31, 2009 were $14.7 million, up 6% from $13.9 million for fiscal 2008.
Sales to customers in the U.S. for the three months ended March 31, 2009 were $1.6 million, down 24%, compared with $2.1 million in the same period a year ago. This decrease was due to the reimbursement uncertainty for Urgent PC treatments that has developed in the second half of fiscal 2009 in the U.S. market. Sales to customers outside of the U.S. for the three months ended March 31, 2009 were $1.3 million, down 36% from $2.0 million in the year ago period. Excluding the translation impact of fluctuations in foreign currency exchange rates, sales to customers outside of the U.S. declined approximately 22%.
Fiscal 2009 sales to customers in the U.S. were $8.0 million, an increase of 27% from $6.3 million in fiscal 2008. First half fiscal 2009 sales of Urgent PC systems drove this growth. Sales of the Macroplastique product line, which was launched in late 2007, increased 191% to $1.1 million compared to sales of $0.4 million in fiscal 2008. Sales of Urgent PC increased 17% to $6.8 million compared to $5.8 million in fiscal 2008. All of this increase occurred during the first half of the year. Due to the previously mentioned reimbursement issues, Urgent PC sales declined in the second half of the fiscal year.
Fiscal 2009 sales to customers outside of the U.S. were $6.8 million, a decline of 11%, compared with $7.6 million in fiscal 2008. Excluding the translation impact of fluctuations in foreign currency exchange rates, sales to customers outside of the U.S. declined approximately 8%. In fiscal 2009, the U.S. dollar against the Company’s foreign currency denominated sales was weaker in the first half, creating a favorable benefit on translated sales, and was stronger in the second half, creating an unfavorable benefit on translated sales, over corresponding year-ago periods.
Net loss for the fourth fiscal quarter ended March 31, 2009 was $1.7 million, or $0.11 per diluted share, versus a net loss of $699,000, or $0.05 per diluted share for the fourth quarter of last year. Fiscal 2009 net loss was $3.6 million, or $0.24 per diluted share compared with a net loss of $3.8 million, or $0.28 per diluted share in fiscal 2008.
At March 31, 2009, cash and cash equivalents, and short-term investments were $7.8 million compared with $8.6 million at December 31, 2008 and $10.1 million at March 31, 2008.
“We anticipate sales of our Macroplastique product in the U.S. to continue to grow in fiscal 2010 as we expect to benefit from our increased sales and marketing effort,” continued Mr. Kaysen. “At the same time, we expect that Urgent PC sales will not return to recent historical sales levels in the U.S. until after a new listed CPT code is assigned and adequate reimbursement provided. We continue to implement a comprehensive program designed to educate Medicare carrier and private payer medical directors around the country about the benefits and clinical study results of Urgent PC. The medical directors have asked for additional peer-reviewed publications in medical journals on percutaneous tibial nerve stimulation (PTNS) treatments, and to date, three new articles have been published. We understand that the 12-week results of our earlier OrBIT clinical study will be published in the September issue of the Journal of Urology. We are hopeful that these publications, along with an anticipated three to four additional articles we will provide to the medical directors, will lead them to either reaffirm or reinstate reimbursement.
In addition to this publications strategy, we have at least four abstracts that have been accepted for presentation by medical professionals at upcoming medical conferences here in the U.S. Our overall goal is to receive a listed CPT code in February 2010 which would become effective in January 2011 that we believe will encourage broader use of our Urgent PC. We are confident that we are moving toward that objective.”
Conference Call
Uroplasty will host an audio conference call today at 3:30 pm Central, 4:30 pm Eastern, to review the financial results for the fourth fiscal quarter of 2009. David Kaysen, President and Chief Executive Officer and Medi Jiwani, Vice President, Chief Financial Officer and Treasurer will host the call. Individuals wishing to participate in the conference call should dial 877-941-8609 (domestic) or 480-629-9818 (international). An audio replay will be available for 30 days following the call at 800-406-7325 (domestic) or 303-590-3030 (international), with the passcode 4081844#.
About Uroplasty, Inc.
Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a medical device company that develops, manufactures and markets innovative proprietary products for the treatment of voiding dysfunctions. Our primary focus is on sales growth in the U.S. market. We offer the Urgent PC system, which we believe is the only FDA-approved minimally invasive nerve stimulation device designed for office-based treatment of urinary urgency, urinary frequency and urge incontinence — symptoms often associated with overactive bladder. We also offer Macroplastique® Implants, an injectable bulking agent for the treatment of adult female stress urinary incontinence. Please visit Uroplasty, Inc. at www.uroplasty.com.
Forward-Looking Information
This press release contains forward-looking statements, which reflect our best estimates regarding future events and financial performance. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our anticipated results. We discuss in detail the factors that may effect the achievement of our forward-looking statements in our Annual Report on Form 10-K filed with the SEC. Further, we cannot assure you that our SUmiT clinical trial will produce favorable results, that even if it does produce favorable results third-party payors will provide or continue to provide coverage and reimbursement, or reimburse the providers an amount sufficient to cover their costs and expenses, or that we will timely obtain, or even succeed at all at obtaining, a specific “listed” CPT reimbursement code from the AMA for Urgent PC treatments. We further cannot assure that reimbursement or other issues will not further impact our fiscal 2010 results.

For Further Information: Uroplasty, Inc.	EVC Group
David Kaysen, President and CEO, or	Doug Sherk (Investors)
Medi Jiwani, Vice President, CFO, and Treasurer	415.896.6820
952.426.6140	Chris Gale (Media)
646.201.5431

UROPLASTY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,		Fiscal Year Ended
	(unaudited)		March 31,
	2009	2008	2009	2008

Net sales	2,908,759	$4,138,280	$14,742,182	$13,855,811
Cost of goods sold	492,821	881,927	2,283,975	2,935,135

Gross profit	2,415,938	3,256,353	12,458,207	10,920,676

Operating expenses
General and administrative	758,305	937,678	3,428,959	3,692,678
Research and development	1,093,905	404,566	2,551,075	1,798,062
Selling and marketing	2,004,119	2,509,000	9,255,025	8,515,598
Amortization of intangibles	211,957	210,668	845,524	843,533

	4,068,286	4,061,912	16,080,583	14,849,871

Operating loss	(1,652,348)	(805,559)	(3,622,376)	(3,929,195)

Other income (expense)
Interest income	34,056	95,612	196,714	312,162
Interest expense	(1,788)	(8,125)	(17,160)	(35,266)
Foreign currency exchange loss	(13,111)	(64,452)	(13,843)	(117,990)
Other, net	(2,060)	(2,501)	(6,747)	1,513

	17,097	20,534	158,964	160,419

Loss before income taxes	(1,635,251)	(785,025)	(3,463,412)	(3,768,776)

Income tax expense (benefit)	81,335	(86,480)	114,708	55,464

Net loss	(1,716,586)	$(698,545)	$(3,578,120)	$(3,824,240)

Basic and diluted loss per common share	$(0.11)	$(0.05)	$(0.24)	$(0.28)

Weighted average common shares outstanding:
Basic and diluted	14,932,540	14,916,540	14,922,502	13,839,371

UROPLASTY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31,

	2009	2008
Assets
Current assets:
Cash and cash equivalents & short-term investments	$7,776,299	$10,146,081
Accounts receivable, net	1,214,049	2,318,604
Income tax receivable	—	50,841
Inventories	495,751	558,657
Other	279,898	244,517

Total current assets	9,765,997	13,318,700

Property, plant, and equipment, net	1,401,229	1,638,953
Intangible assets, net	3,378,648	4,200,890
Prepaid pension asset	66,130	26,482
Deferred tax assets	68,793	105,298

Total assets	$14,680,797	$19,290,323

Liabilities and Shareholders’ Equity
Total current liabilities	1,927,998	2,739,933
Long-term debt — less current maturities	—	413,279
Deferred rent — less current portion	147,576	180,979
Accrued pension liability	296,646	353,411

Total liabilities	2,372,220	3,687,602

Total shareholders’ equity	12,308,577	15,602,721

Total liabilities and shareholders’ equity	$14,680,797	$19,290,323

UROPLASTY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended March 31,

	2009	2008
Cash flows from operating activities:
Net loss	$(3,578,120)	$(3,824,240)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	1,135,800	1,072,552
Loss on disposal of equipment	6,757	27
Share-based consulting expense	60,093	49,749
Share-based compensation expense	689,513	989,144
Deferred income taxes	17,594	5,262
Deferred rent	(35,000)	(35,000)
Changes in operating assets and liabilities:
Accounts receivable	918,959	(947,869)
Inventories	(19,512)	346,598
Other current assets and income tax receivable	50,086	107,204
Accounts payable	(25,781)	86,190
Accrued liabilities	(655,186)	553,757
Accrued pension liability, net	13,111	(248,160)

Net cash used in operating activities	(1,421,686)	(1,844,786)

Cash flows from investing activities:
Proceeds from sale of short-term investments	14,157,410	6,648,447
Purchase of short-term investments	(12,391,373)	(9,914,484)
Purchases of property, plant and equipment	(199,704)	(302,457)
Proceeds from sales of equipment	—	1,847
Payments for intangible assets	(23,282)	(77,469)

Net cash provided by (used in) investing activities	1,543,051	(3,644,116)

Cash flows from financing activities:
Proceeds from financing obligations	—	178,374
Repayment of debt obligations	(455,913)	(259,650)
Net proceeds from issuance of common stock, warrants and option exercise	—	5,352,762

Net cash (used in) provided by financing activities	(455,913)	5,271,486

Effect of exchange rates on cash and cash equivalents	(269,197)	333,758

Net (decrease) increase in cash and cash equivalents	(603,745)	116,342

Cash and cash equivalents at beginning of year	3,880,044	3,763,702

Cash and cash equivalents at end of year	$3,276,299	$3,880,044

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$13,612	$32,479
Cash paid during the year for income tax	$18,335	$—

Supplemental disclosure of non-cash financing and investing activities:

Purchase of intellectual property funded by issuance of stock	—	4,658,861

Non-GAAP Financial Measures. The following table reconciles our financial results calculated in accordance with accounting principles generally accepted in the U.S. (GAAP) to non-GAAP financial measures that exclude non-cash charges for share-based compensation, and depreciation and amortization expenses from gross profit, operating expenses and operating loss. The non-GAAP financial measures used by management and disclosed by us are not a substitute for, or superior to, financial measures and consolidated financial results calculated in accordance with GAAP, and you should carefully evaluate our reconciliations to non-GAAP. We may calculate our non-GAAP financial measures differently from similarly titled measures used by other companies. Therefore, our non-GAAP financial measures may not be comparable to those used by other companies. We have described the reconciliations of each of our non-GAAP financial measures above to the most directly comparable GAAP financial measures.
We use these non-GAAP financial measures, and in particular non-GAAP operating loss, for internal managerial purposes because we believe such measures are one important indicator of the strength and the performance of our business as they provide a link to operating cash flow. We also believe that analysts and investors use such measures to evaluate the overall operating performance of companies in our industry, including as a means of comparing period-to-period results and as a means of evaluating our results with those of other companies.
Our non-GAAP operating loss for fiscal 2009 and 2008 was approximately $1.7 million and $1.8 million, respectively.

	Years ended
	March 31,
	2009	2008

Non-GAAP Gross Profit
GAAP gross profit	$12,458,207	$10,920,676
% of sales	85%	79%
Share-based compensation	42,818	22,531
Depreciation expenses	52,432	54,635

Non-GAAP gross profit	12,553,457	10,997,842

Non-GAAP Operating Expenses
GAAP operating expenses	16,080,583	14,849,871
Share-based compensation	706,788	1,016,362
Depreciation expenses	237,844	174,384
Amortization expenses	845,524	843,533

Non-GAAP operating expenses	14,290,427	12,815,592

Non-GAAP Operating Loss
GAAP operating loss	(3,622,376)	(3,929,195)
Share-based compensation	749,606	1,038,893
Depreciation expenses	290,276	229,019
Amortization expenses	845,524	843,533

Non-GAAP operating loss	$(1,736,970)	$(1,817,750)